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CARDIOVASCULAR SYSTEMS, INC.
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redefining interventional vascular solutions

CARDIOVASCULAR SYSTEMS INC.

12 million
potential U.S.
lower extremity
PAD patients

2.7 million
diagnosed
in 2008

500,000
procedures
in 2008

$1.5+ billion
market opportunity
and growing

Peripheral Arterial Disease:
An Underserved Growing Market
PAD is a common circulatory disease in which plaque deposits build up on the walls of blood vessels, reducing blood flow. PAD affects more than 12 percent of the U.S. population over age 65. Plaque ranges from soft to calcified. Calcified and fibrotic deposits are the most difficult to treat with traditional interventional procedures and are more common in older patients. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.
Potential U.S. Lower Extremity PAD Patients

Cardiovascular Systems, Inc.
(CSI; Nasdaq: CSII), a medical device company based in
St. Paul, Minn., develops and commercializes interventional
treatment systems for vascular disease. CSI provides
physicians with the solutions they need to help the nearly
12 million Americans suffering from peripheral arterial
disease (PAD) — blockages in leg arteries — to walk
without pain, remain independent and avoid the potential
catastrophic risk of limb amputation. CSI’s primary product, the Diamondback 360® PAD System, is a minimally invasive
catheter system capable of treating a broad range of plaque
obstructions in leg arteries.
At Cardiovascular Systems, we:
º	Develop and continually improve devices to treat vascular disease;
º	Focus our efforts where our technology offers the opportunity to provide clinically superior cost-effective therapy;
º	Collaborate with physicians to acquire useful data and evidence through clinical trials, to improve our devices, and to ensure optimal clinical usage through education;
º	Expand our ability to offer better solutions for patients with vascular disease; and
º	Strive for commercial success, both in terms of revenue growth and profitability.
Our ultimate measure of success will be the results experienced by patients.

The Diamondback 360® PAD System:
Redefining the Interventional Treatment of Vascular Disease
CSI’s Diamondback 360® PAD System is capable of treating plaque in arteries throughout the leg. The system uses a small diamond-coated “crown” attached to a flexible drive shaft. When rotated at various speeds, the crown orbits to modify or remove hardened plaque that limits blood flow — in just a few minutes of treatment time. The Diamondback 360® provides stand-alone treatment and facilitates adjunctive lower-pressure balloon inflations, and/or stenting, when indicated, to restore vessel lumens and increase blood flow.
The Diamondback 360® provides several advancements over other PAD treatment options, including stents, balloon angioplasty and other plaque removal devices.
The system offers:
º	Differential sanding for removal of plaque while preserving normal vessel tissue;

º	Removal of fibrotic and calcified plaque —above, behind and below the knee;

º	Rapid lesion treatment time;

º	Single device insertion convenience for physicians; and

º	The ability to treat multiple vessels and plaque morphologies with one device.
CSI continually introduces enhancements to the Diamondback 360®. In addition, the company has an expanding portfolio of complementary products, through its Viper line and distribution agreements.

“A few minutes of
treatment removes years
of plaque build-up”

Cardiovascular Systems, Inc.	T: 651.259.1600
651 Campus Drive	877.CSI.0360
St. Paul, Minnesota 55112	F: 651.259.1696	www.csi360.com
The Diamondback 360® PAD System is a percutaneous orbital atherectomy system indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The System is contraindicated for use in coronary arteries, bypass grafts, stents, or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.
© 2009 Cardiovascular Systems, Inc. All Rights Reserved. CSI and Diamondback 360 are registered trademarks of Cardiovascular Systems, Inc. CSI-283